Contact:	Exhibit 99.1
Timothy Cunningham
eLoyalty Corporation
(847) 582 7015
ir@eloyalty.com

eLoyalty Announces Acquisition of Interelate

Lake Forest, IL, July 19, 2004 — eLoyalty Corporation, a leading enterprise CRM services and solutions company (NASDAQ: ELOY), today announced that it has completed the acquisition of substantially all the assets of Interelate, Inc., a provider of customer analytics solutions that enable clients to acquire, retain and grow customers. Interelate’s hosting model, proprietary tools for complex data management, and marketing solutions will expand eLoyalty’s growing managed services operations.

eLoyalty acquired Interelate’s customer base (which consists of 12 customers with expected continuing revenue) and proprietary assets for $4.9 million cash, plus the value of working capital at closing (projected to be approximately $0.5 million), and the assumption of certain specified liabilities. Twenty-seven Interelate employees have joined the eLoyalty team as a result of the acquisition. These employees will integrate into eLoyalty as the Marketing Managed Services Skill Group.

eLoyalty believes that the Interelate acquisition is important for a number of reasons, including:

•	It enables eLoyalty to become a leader in complex customer data management and campaign management solutions,

•	It gives eLoyalty the ability to offer clients both premise based and hosted marketing solutions,

•	It further builds eLoyalty’s base of annuity revenue, and

•	It adds significant relationships with a number of large corporations.

eLoyalty currently expects that for the remainder of fiscal 2004, the acquisition will add $3.3 million in incremental revenue and “Adjusted Earnings” of approximately $1.0 million.1 Special charges associated with the Interelate acquisition and integration are expected to total less than $50,000.

About eLoyalty
eLoyalty is a leading management consulting, systems integration, and managed services company focused on optimizing customer interactions. With professionals in offices throughout North America and Europe, eLoyalty’s broad range of enterprise Customer Relationship Management (CRM)-related services and solutions include creating customer strategies; defining technical architectures; selecting, implementing and integrating best-of-breed CRM software applications; and providing ongoing support

[1]	Adjusted Earnings results are a non-GAAP measure of performance used by eLoyalty to evaluate its operations, as described more fully in its press release issued on May 10, 2004 relating to its results for the first fiscal quarter of 2004. The difference between GAAP operating earnings for the balance of fiscal 2004 and the Adjusted Earnings gain for the same period is expected to consist of depreciation and amortization expense of approximately $1.0 million and noncash compensation and severance and related costs of approximately $0.1 million. Depreciation and amortization expense associated with the acquired assets is expected to remain at similar levels for the first year following the acquisition, declining to approximately $0.1 million per quarter by the 4th quarter of 2005, though additional depreciation expense might result from future equipment purchases during these periods.

for multivendor systems. The combination of eLoyalty’s methodologies and technical expertise enables eLoyalty to deliver the tangible economic benefits of customer loyalty for its Global 2000 and government clients. For more information about eLoyalty, visit www.eloyalty.com or call 877-2ELOYAL.

ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS This news release contains forward-looking statements, including references to plans, strategies, objectives and anticipated future performance and other statements not strictly historical in nature, which are based on current management expectations, forecasts and assumptions. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors that might cause such a difference include, among others: the ability to attract new clients and continuation of existing and new business from existing clients; reliance on major clients and suppliers, increasing client concentration and maintenance of good relations with key business partners; risks involving the variability and predictability of the number, size, scope, cost and duration of, and revenues from, client engagements, including unanticipated deferrals or cancellations of engagements due to changes in customers’ requirements or preferences for the company’s services (because the company’s business is relationship based, substantially all of the company’s customers retain the right to defer or cancel the company’s engagement, regardless of whether there is a written contract); management of other risks associated with increasingly complex client projects and new services offerings, including risks involving collection of billed amounts, shifts from time and materials to alternative or value-based pricing and variable employee utilization rates, project personnel costs and project requirements; maintenance of the company’s reputation and financial strength to remain competitive; the company’s ability to execute its strategy of reducing costs, achieving benefits from cost reduction activities and maintaining a lower cost structure; management of growth and expansion of business with new services offerings and into new markets; continued access to capital resources to meet eLoyalty’s operating and financial needs; implementation of appropriate infrastructure in a timely and cost-effective manner; the ability to attract and retain highly skilled employees in a competitive information technology labor market; demand for CRM services and software generally and continuing intense competition in the information technology services industry generally and particularly in the provision of CRM services and software; the rapid pace of technological innovation in the information technology services industry and the ongoing challenge of creating innovative solutions that meet client expectations; risks associated with eLoyalty’s global operations; future legislative, regulatory or legal actions affecting the information technology services industry or the protection of eLoyalty’s intellectual property rights; the uncertain extent of the current economic recovery and its impact on eLoyalty’s financial results; eLoyalty’s ability to integrate acquired operations into its business in the manner anticipated; and other general business, capital market and economic conditions and volatility. For further information about these and other risks, see eLoyalty’s recent SEC filings, including, without limitation, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as those identified under “Risk Factors” in the Registration Statement on Form S-3 filed on September 24, 2002.